UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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POINT BLANK SOLUTIONS, INC
(Name of Registrant as Specified in Its Charter)

STEEL PARTNERS II, L.P.
STEEL PARTNERS II GP LLC
STEEL PARTNERS II MASTER FUND L.P.
STEEL PARTNERS LLC
WARREN G. LICHTENSTEIN
JAMES R. HENDERSON
TERRY R. GIBSON
GENERAL MERRILL A. MCPEAK
BERNARD C. BAILEY
ROBERT CHEFITZ

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Steel Partners II, L.P. (“Steel Partners”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the election of its five director nominees at the 2008 annual meeting of stockholders (the “Annual Meeting”) of Point Blank Solutions, Inc. (the “Company”).  Steel Partners has filed a revised proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On July 21, 2008, Steel Partners delivered the following letter to stockholders of the Company:

ATTENTION POINT BLANK SOLUTIONS, INC. STOCKHOLDERS

Vote the enclosed GOLD proxy card
FOR
Steel Partners’ Five Director Nominees
July 21, 2008

Dear Fellow Stockholder:

Steel Partners is one of the largest stockholders of Point Blank Solutions, Inc. (“Point Blank” or the “Company”), owning approximately 9.6% of its outstanding shares. We attempted back in 2007 to negotiate a transaction to acquire Point Blank that would provide a meaningful premium to all stockholders and an attractive and certain means for monetizing your investment, as opposed to the uncertainty and increasing risk offered by the current Board’s strategic direction. We even informed the Board that we would be willing to increase our offer price if our due diligence demonstrated additional value inherent in the Company.  How did the Board respond?  By telling us “point blank” that the only way they would enter into discussions or allow us to conduct due diligence was if we signed a non-disclosure agreement containing an unwarranted, onerous and uncustomary two-year standstill.

REJECTION, DECEPTION AND DELAY BY THE POINT BLANK BOARD OF DIRECTORS

In what perhaps can be best described as a brazen, banana-republic-like maneuver, the Company announced on April 8, 2008, less than two weeks before the date scheduled for the 2008 Annual Meeting, that it had decided to postpone the 2008 Annual Meeting for four months under the pretext of a strategic review process.  What’s more, the Company even had the audacity to falsely state in a press release that we had requested this postponement.

Our previous offers and attempts to negotiate a transaction were met at every turn with rejection, deception and delay on the part of the Point Blank Board.  Rather than negotiate a transaction with us in good faith, the Point Blank Board chose to hide behind a chilling “standstill” knowing full well that we could not enter into any such provisions that would do away with our ability to take actions to protect our investment.  It seems quite apparent to us, and we hope to you, that the strategic review process announced by the current Board was an excuse to delay the 2008 Annual meeting and was not designed to lead to or conclude in a value-maximizing transaction for the Company.

DO NOT BE FOOLED!

The postponement was a unilateral stunt pulled by a Board in fear of losing an election contest and was designed to block the democratic process, limit accountability and further entrench the Board and management team.  This coupled with the Company’s false and disingenuous claims that we recommended and supported the postponement only confirmed for us what we have believed all along: This Board will say and do anything to entrench itself at the expense of its stockholders. The purported strategic review being facilitated by Wachovia Securities appears to be nothing short of an excuse to further delay the 2008 Annual Meeting and further entrench management. Ask yourself whether you believe this Board was truly serious about exploring alternatives to maximize stockholder value or whether the Board was more interested in disenfranchising stockholders?  We think the answer is obvious.

COME AUGUST 19, 2008, YOU WILL FINALLY BE ABLE TO DECIDE THE FUTURE OF YOUR COMPANY!

More than three years have now passed since Point Blank held its last annual meeting.  There is no telling how much longer the Board would have attempted to delay the 2008 Annual Meeting had we not petitioned the Delaware courts to compel the 2008 Annual Meeting be held and ensure that it is not further delayed.  Come August 19, 2008, this Board will have to come out from behind its standstill and face the stockholder vote it has been desperately trying to evade.  We urge you not to allow the mockery this Board has made of its fiduciary obligations to go unnoticed at the 2008 Annual Meeting.  It is time to elect a Board that is truly committed to running a real process aimed at delivering an opportunity to maximize stockholder value at a substantial premium to the market price of the Company’s common stock.

We have nominated a slate of five highly-qualified director nominees for election to the Board at the 2008 Annual Meeting.  If elected, our nominees will ensure that you, the true owners of the Company, have a significant voice in the future of your investment. The nominees, if elected, are committed to maximizing stockholder value by seeking to sell Point Blank to the highest bidder. In accordance with their fiduciary duties, their priority would be to negotiate and consummate a transaction on the most favorable terms available to Point Blank stockholders.

We are soliciting your support to elect the nominees at the Annual Meeting because we believe that unless stockholders take action by electing our nominees, the Board will continue down the current path of value destruction and deception, while paying little heed to the interests of the Company’s stockholders, its real owners.

STOCKHOLDER VALUE CONTINUES TO ERODE UNDER THIS BOARD AND MANAGEMENT TEAM

Over the past nine months, stockholder value has continued to erode under this Board and management team’s misguided strategic direction, and there does not appear to be an end in sight.  The pressure to effectively compete has caused the Board to adopt an aggressive pricing and marketing strategy founded upon sacrificing profitability for growth. This strategy has proven to be ill-advised and has negatively impacted stockholder value. During its recent earnings call reporting results for the first quarter of 2008, Point Blank reported shrinking revenues, higher cost margins, and declining profitability.  For the first quarter of 2008, the Company reported net sales of $49.9 million, representing an alarming 45.8% decline in revenues from the comparable period in 2007.  On a sequential basis, sales fell 21.2% from the $63.3 million reported for the fourth quarter of 2007.  With an adjusted EBITDA of only $1.8 million for the first quarter of 2008, the Company posted an 82.2% decline from the $10.1 million of adjusted EBITDA for the comparable period in 2007.  On a sequential basis, adjusted EBITDA was down 52.2% from the $3.8 million reported for the fourth quarter of 2007. Adjusted EBITDA margins for the first quarter of 2008 were 3.6%, compared to 10.9% margins for the comparable period in 2007.

Point Blank would have you believe that these declines are due to higher raw material costs and lower volumes in sales. While these factors are partly to blame, we believe it is clear and have been saying all along that the decline is being exacerbated by high cost margins, disproportional compensation packages, and management’s decision to push forward with its “aggressive pricing strategy.”

Point Blank’s revenues for the second quarter of 2008 are anticipated to be lower compared to the prior year.  In light of this poor performance and grim outlook for the current quarter, ask yourself whether it is acceptable for this Board to continue to bury its head in the sand and dismiss legitimate third party interest in acquiring the Company.  Stockholders deserve the right to decide for themselves whether they would like to realize a significant, timely cash return without the risks attendant to Point Blank’s legacy issues and aggressive pricing strategy that the Company, itself, admits continue to have a negative impact on the Company’s margins.

ARE THE CURRENT BOARD’S INTERESTS ALIGNED WITH YOURS?

We believe the apparent lack of concern for stockholder value is clearly related to the fact that the current directors have little personal stake in the Company. It should be noted that, exclusive of warrants, deferred stock awards and options awarded by the Board to its members, they own, or have purchased with their own money, less than 65,000 shares of stock of the Company.  Yet management continues to reward themselves with large payouts despite poor performance. CEO Larry Ellis took home more than $3 million in compensation in 2007, up from $2.1 million in 2006, despite marginal sales growth, shrinking profitability and an underperforming stock price.  We urge all stockholders to ask themselves whose interests the Board has in mind when it fails to tie the compensation of its Chief Executive Officer to performance.  We believe your investment continues to be at risk as management and the Board implement their aggressive pricing and marketing strategy with its attendant reduced margins. Stockholders should not have to bear this risk when there are clear and better alternatives available!

STEEL PARTNERS AND ITS DIRECTOR NOMINEES POSSESS RELEVANT INDUSTRY EXPERIENCE AND ARE
COMMITTED TO MAXIMIZING VALUE FOR STOCKHOLDERS

Steel Partners has a proven track record of taking actions that are in the best interest of all stockholders. As an example, in 2003, the Board of United Industrial Corporation (“United Industrial”) a company principally focused on the design, production and support of defense systems, was negotiating to sell the company for $18 per share. Steel Partners blocked that sale, and in October 2007 orchestrated the sale of the company to Textron, Inc. for $81 per share.

Our nominees have track records of creating value in the defense sector and have the requisite expertise to maximize stockholder value. The nominees have the right mix of leadership and relevant industry expertise to oversee the turnaround and future strategic direction of Point Blank in the event an acquisition of the Company is not consummated in the near term.

James Henderson has more than 26 years of experience as an operating executive with various companies, including defense companies such as ECC International Corp. (“ECC”) and Aydin Corp. and with the defense and military division of UNISYS Corp. He also served as a director of the defense company Tech-Sym Corp.

General Merrill A. McPeak was Chief of Staff of the United States Air Force from November 1990 to October 1994, when he retired from active military service. General McPeak was for several years Chairman of ECC. Currently General McPeak is Chairman of the board of directors of Ethicspoint, Inc., a company providing confidential corporate governance compliance and whistleblower reporting services.

Robert Chefitz has over 25 years of experience investing in security, technology and biotech companies. Since 2002, Mr. Chefitz has been a Managing Member of NJTC Venture Fund, a private equity fund. During this time, Mr. Chefitz also founded Egis Capital Partners, a fund focused on private equity investments in the security and homeland defense industry.

Bernard C. Bailey has more than 25 years operational experience in the high-tech and security sectors. Since September 2006, he has served as Chairman and CEO of Paraquis Solutions LLC, a consulting and IT strategy firm. Mr. Bailey has also served as a director of Telos Corporation and a director of Lasercard Corporation, since 2006, and is currently the Chairman of the Board of Lasercard Corporation. A graduate of the U.S. Naval Academy, Mr. Bailey served for eight years as an officer in the US Navy.

Terry R. Gibson is a Managing Director of SP Corporate Services LLC, a management services company owned by Steel Partners. Mr. Gibson has served as a director and Chief Executive Officer of CoSine Communications, Inc. (“CoSine”), a global telecommunications equipment supplier, since January 2005 and as Executive Vice President and Chief Financial Officer since joining CoSine in January 2002.

DEMAND VALUE FOR YOUR INVESTMENT! VOTE THE GOLD PROXY
CARD TODAY!

As a significant and long-term stockholder of the Company, we are counting on your support to maximize value for all stockholders. We encourage all stockholders to vote promptly and to discard any proxy materials you may receive from management. If you have returned management's white proxy card, you can change your vote by executing the enclosed GOLD proxy card. If you have any questions, or need assistance in voting your GOLD proxy card, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or (212) 929-5500 (call collect).

                            Thank you in advance for your support.

                            Sincerely,

                            Warren G. Lichtenstein
                             Steel Partners II, L.P.